Exhibit 10.1

SECOND AMENDMENT TO LEASE
ATLANTIC-PHILADELPHIA REALTY LLC, LANDLORD
AND
HEARTWARE, INC., TENANT
This, Second Amendment to Lease (this “Second Amendment”), dated August 9, 2010, is entered into by and between ATLANTIC-PHILADELPHIA REALTY LLC, c/o Atlantic Management Corporation, 205 Newbury Street, Framingham, MA 01701, hereinafter referred to as “Landlord” and HEARTWARE, INC., a Delaware corporation, hereinafter referred to as “Tenant”.
WITNESSETH:
WHEREAS, Tenant and Landlord executed a lease dated December 27, 2006 (the “Initial Lease”), of certain premises situated on the first floor of the building and referenced as Suite 101 (the “Original Premises”), located at 205 Newbury Street, Framingham, Massachusetts ( the “Building”); and
WHEREAS, the Initial Lease was amended by the First Amendment to Lease dated August 19, 2008 (the “First Amendment”), by replacement of the Original Premises with new space located on the First Floor of the Building, referred to as Suite 103 and Suite 104 as shown on Exhibit B-1 attached to and incorporated into the First Amendment, (the “Relocation Premises”) as shown on Exhibit A-1, attached to the First Amendment to the Lease; and
WHEREAS, the Tenant has requested and the Landlord agrees to lease to the Tenant additional space under the Lease; and

WHEREAS, Tenant wishes to re-lease the Original Premises, together with additional premises located on the second floor of the Building known as Suite 204 (the “Expansion Premises”) and further wishes to obtain a Right of First Offer on additional expansion premises contiguous with the Relocation Premises and currently occupied by Newbury Design containing 3,002 rentable square fee on the first floor of the Building (the “Newbury Design Premises”; the Original Premises, Relocation Premises, Expansion Premises and Newbury Design Premises sometimes hereinafter collectively referred to as the “Premises”); and
WHEREAS, the Landlord and Tenant have agreed to amend the defined terms and other sections of the Lease to reflect certain agreements relating to the Premises, Term, Delivery Date, Rent, Tenant Improvements, Operating Expenses and Tenant’s Percentage of CAM costs to reflect their agreements regarding the additional space within the building, all as hereinafter set forth;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Effective Date. This Second Amendment shall be effective as of the Rent and Term Commencement Date, defined in Paragraph 2(c) below.
2. Amendment of Article 1 of the Lease — Section 1.1. Section 1.1 of the Lease is hereby amended as follows:
a. The term “TENANT SPACE” is hereby amended by adding the Original Premises and Expansion Premises, as previously defined.
b. The subject “RENTABLE FLOOR AREA OF TENANT SPACE” is hereby amended by adding 3,530 rentable square feet, being the Original Premises, and 4,467 rentable square feet, being the Expansion Premises.”

c. The subject “RENT AND TERM COMMENCEMENT DATE” is hereby amended by adding (i) relative to the Expansion Premises, the date of October 1, 2010 and (ii) relative to the Original Premises, the date of January 1, 2011, noting that Landlord has agreed to provide Tenant with early access to these premises at least fourteen (14) days’ prior to the Rent and Term Commencement Date for the purpose of installation of furniture systems, equipment, telephone, data and similar items.
d. The subject “TERM” is hereby amended with respect to the Relocation Premises, Original Premises and Expansion Premises as follows: Beginning on the Rent and Term Commencement Date (as that date pertains to each space) and terminating December 31, 2014.
e. The subject “TENANT’S PROPORTIONATE SHARE” is hereby amended by deleting reference to “8.1%” and replacing it with “12.38%, which percentage shall be effective on the Rent and Term Commencement Date with respect to the Relocation Premises, 7.6%, which percentage shall be effective on the Rent and Term Commencement Date with respect to the Expansion Premises, 6.2%, which percentage shall be effective on the Rent and Term Commencement Date with respect to the Original Premises, and, if Tenant Exercises the Right of First Offer, 5.3%, which percentage shall be effective on the Rent and Term Commencement Date with respect to the Newbury Design Premises.”
f. The subject “TERMINATION DATE” is hereby amended deleting “four (4) years from the Relocation Date” and in its place adding “December 31, 2014.”
g. The subject “BASE YEAR FOR CALCULATING LANDLORD’S OPERATING EXPENSES ” is hereby amended by adding the following: “Relative to the Original Premises and Expansion Premises the Base Year for calculating Landlord’s Operating Expenses shall be 2010.”

h. The subject “REAL ESTATE TAX BASE YEAR” is hereby amended by adding the following: “Relative to the Original Premises and Expansion Premises the Real Estate Tax Base Year shall be 2011.”
i. The subject “ANNUAL BASE RENT” is hereby amended by deleting the schedule set forth in the First Amendment in its entirely and substituting therefore the following:
(i) For the Relocation Premises, $22.50 per rentable square foot from the date of this Agreement through September 30, 2010 and then $20.75 per rentable square foot from October 1, 2010 through December 31, 2014;
(ii) For the Expansion Premises, $15.00 per rentable square foot from October 1, 2010 through December 31, 2014;
(iii) For the Original Premises, $18.00 per rentable square foot from January 1, 2011 through December 31, 2014.
j. The subject “PARKING” is hereby amended by deleting “Tenant will receive 27 parking spaces, on a first come first serve basis” and substituting therefore the following: “Tenant will receive 3.8 parking spaces per 1,000 square feet rented, being 57 spaces, on a first-come, first-served basis.”
3. Further Amendment of Article 1 of the Lease. Section 1.2 Exhibits is hereby amended by adding Exhibit B-2, showing the Expansion Premises and Exhibit B-3, showing the Original Premises.

4. Amendment of Article 2 of the Lease. Section 2.5 Option to Renew is hereby amended by changing the “Renewal Term” from three (3) years to four (4) years.
5. First Right of Offer. Provided Tenant is not then in default of this Lease beyond any applicable notice and cure period, Tenant shall have an exclusive Right of First Offer relative to the Newbury Design Premises as follows: The Newbury Design Premises are available as of December 1, 2011. Tenant shall exercise its Right of First Offer in writing delivered to the Landlord on or before April 1, 2011. In the event that Tenant fails to exercise its Right of First Offer on or before April 1, 2011 and the Newbury Design Premises remain available after May 1, 2011, Landlord shall re-offer the Newbury Design Premises to the Tenant and the Tenant shall have a continuing right to accept, provided, however, that such right to accept may be terminated by Landlord by written notice to Tenant that Landlord has a signed Letter of Intent with another prospective tenant. In the event that Tenant exercises its Right of First Offer, the Newbury Design Premises shall be subject to the terms and conditions of this Lease, including, without limitation, the same Termination Date and Tenant lease extension rights as all of the other Premises, except that the Annual Base Rent shall be $19.00 per rentable square foot. In addition, the Newbury Design Premises shall be delivered to the Tenant with Landlord having provided new building standard carpet and paint. The Rent and Term Commencement Date for the Newbury Design Premises shall be December 15, 2011, noting that Landlord has agreed to provide Tenant with early access to these premises at least fourteen (14) days’ prior to the Rent and Term Commencement Date for the purpose of installation of furniture systems, equipment, telephone, data and similar items.
6. Tenant Improvements. Per Exhibit A hereto and at Landlord’s expense, Landlord does hereby agree to complete the following improvements: (i) provide an up to 1,500 square foot tiled lab in the Expansion Premises similar to the lab in the Relocation Premises with the same ratio of electrical outlets; (ii) remove two (2) offices in the Expansion Premises to create more open space; (iii) carpet over the tiled lab in the Relocation Premises; (iv) combine two (2) offices in the Original Premises to create a conference room; and (v) add an additional room with a shower (inclusive of plumbing costs) and a room for fitness equipment to the Expansion Premises. It is expressly understood that the conference room table and chairs in the Expansion Premises shall remain in the Expansion Premises. In the event the Right of First Offer is elected by Tenant, Landlord agrees at Landlord’s expense and at Tenant’s request to make such physical changes as may be necessary to enable all first floor premises (i.e., the Original Premises, the Relocation Premises and the Newbury Design Premises) to be internally connected.

7. Use of Original Premises. Notwithstanding anything to the contrary in the Lease, the First Amendment or this Second Amendment, the Tenant shall have the use of the Original Premises at no cost from and after the executing of the Second Amendment until such time as the Expansion Premises are delivered to Tenant with Landlord’s Work (as hereinafter defined) having been substantially completed, provided, however, that upon commencing use of the Original Premises as contemplated herein, Tenant shall be responsible for payment of all electrical charges in the Original Premises and shall convert the electric meter for the Original Premises to Tenant’s name.
8. Brokers. Landlord shall be responsible for the payment of all brokerage fees due to R. W. Holmes Realty (“Holmes”) in connection with this Second Amendment pursuant to a separate agreement between Landlord and Holmes.
9. SNDA. Landlord represents that there are no mortgagees or lienholders in respect of the property at which the Premises are located and agrees that it will promptly obtain and provide to Tenant a subordination, attornment and non-disturbance agreement benefitting Tenant from and with respect to all mortgagees and other lienholders that arise in the future in respect of the property.
10. No Other Amendments. Except as otherwise provided herein, the Lease is hereby ratified and confirmed and shall remain unmodified and in full force and effect.

Executed as a sealed instrument by the duly authorized signatories of the parties hereto in two or more counterparts as of the day and year first above written.

LANDLORD:		TENANT:

ATLANTIC-PHILADELPHIA REALTY, LLC By its Managing Agent, Atlantic Management Corporation		HEARTWARE, INC.

By:	/s/ Dave Capobianco	By:	/s/ Douglas E. Godshall

Its: COO		Its: President & CEO